UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 18, 2010

Insight Enterprises, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25092	86-0766246
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6820 South Harl Avenue, Tempe, Arizona		85283
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	480-902-1001

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 18, 2010, Insight Direct (UK) Limited (the "Company"), which is a wholly-owned subsidiary of Insight Enterprises, Inc., entered into an Executive Service Agreement (the "Agreement") with Stuart Fenton, who currently serves as President of EMEA and APAC. The Agreement replaces a prior agreement, dating from September 2002, executed when Mr. Fenton first joined the Company.

Pursuant to the Agreement, Mr. Fenton will continue to be employed as the President of EMEA and APAC and will serve as a director of the Company on the following terms:

Salary and Bonus. Mr. Fenton will be paid an annual base salary of £297,000 (subject to adjustment, but not reduction, in accordance with Company policy from time to time) and will be eligible to participate in incentive compensation plans established by the Company from time to time and in the group personal pension scheme established for the Company under U.K. law. Mr. Fenton will also be reimbursed for reasonable business expenses and will not receive any additional compensation for service as a director of the Company. All bonus, incentive and equity-based compensation is subject to clawback under the Company’s policy (or as otherwise required by law).

Term of Agreement. The Agreement has a two-year initial term that automatically renews for a new two-year term each successive day after the start of the initial term.

Separation Benefits.

If Mr. Fenton's employment is terminated "without cause" or if he resigns with "good reason," as those terms are defined in the Agreement, he will be entitled to a lump sum payment equal to two times his annual base salary (less any pay during any notice period), the higher annual bonus from the two immediately preceding fiscal years, a prorated portion of any quarterly incentive compensation plan for the quarter in which the termination (or resignation for good reason) takes place, and a prorated bonus for the year in which the termination (or resignation for good reason) takes place for any incentive compensation plan with annual objectives. Additionally, Mr. Fenton will be eligible for benefits (e.g., life, medical) through the earlier of 24 months following termination or eligibility for new benefits.

Following a "change in control," the Agreement provides that if Mr. Fenton's employment is terminated "without cause" or if Mr. Fenton terminates his employment for "good reason," as those terms are defined in the Agreement, prior to the expiration of 24 months following the change in control, Mr. Fenton will be entitled to receive a lump sum payment equal to two times his highest annual base salary in effect during the term of the Agreement and two times the higher annual bonus from the two immediately preceding fiscal years. Additionally, Mr. Fenton will become vested in any and all equity-based plans and agreements in which he had an interest and will be eligible for benefits (e.g., life, medical) through the earlier of 42 months following termination or eligibility for new benefits.

In the event of Mr. Fenton's death, his estate will be entitled to his base salary for a period of ninety days following the date of his death and a prorated portion of any quarterly incentive compensation plan for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives. In the event of Mr. Fenton’s "Disability" as such term is defined in the Agreement, Mr. Fenton shall receive the same separation benefits as his estate would receive in the event of his death.

The payment of benefits following separation is conditioned upon receipt by the Company of a satisfactory compromise agreement (a release).

Other Terms. The Agreement contains customary agreements regarding proprietary and confidential information as well as post-employment limitations on solicitation of certain employees and customers and on competing with the Company.

The above description is qualified in its entirety by reference to Mr. Fenton's Agreement, which is filed as Exhibit 10.1 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

10.1 Executive Service Agreement between Insight Direct (UK) Limited and Stuart Fenton dated May 18, 2010

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Insight Enterprises, Inc.

May 27, 2010	By:	Steven R. Andrews

Name: Steven R. Andrews
Title: Chief Administrative Officer, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Executive Service Agreement between Insight Direct (UK) Limited and Stuart Fenton dated May 18, 2010